                                                     San Gabriel Valley RCBO
                                                     1000 Lakes Drive, Suite 250
                                                     West Covina, CA 91790

[LETTERHEAD] WELLS FARGO

                                  April 1, 2001

Staar Surgical Company
1911 Walker Avenue
Monrovia, CA 91016

Gentlemen:

     This letter is to confirm that Wells Fargo Bank, National Association ("Bank") has agreed to extend the maturity date of that certain credit accommodation granted by Bank to Staar Surgical Company ("Borrower") in the maximum principal amount of Seven Million Dollars ($7,000,000.00) pursuant to the terms and conditions of that certain Letter Agreement between Bank and Borrower dated as of October 31, 2000, as amended from time to time (the "Agreement").

     The maturity date of said credit accommodation is hereby extended until July 2, 2001. Until such date, all terms and conditions of the Agreement which pertain to said credit accommodation shall remain in full force and effect, except as expressly modified hereby. The promissory note dated as of October 31, 2000, executed by Borrower and payable to the order of Bank which evidences said credit accommodation, a copy of which is attached hereto as Exhibit A (the
                                                            ---------
"Note"), shall be deemed modified as of the date this letter is acknowledged by Borrower to reflect the new maturity date set forth above. All other terms and conditions of the Note remain in full force and effect, without waiver or modification.

     An Event of Default exists under the Agreement as a result of Borrower's failure to maintain a positive net income after taxes as of the fiscal quarter ended December 31, 2000 (the "Existing Event of Default"). This letter will confirm that Bank has decided to waive its default rights with respect to the Existing Event of Default. This waiver applies only to the Existing Event of Default. It is not a waiver of any breach of the same provision of the Agreement after December 31, 2000, nor is it a waiver of any breach of any other provision of the Agreement.

     Borrower acknowledges that Bank has not committed to make any renewal or further extension of the maturity date of the above-described credit accommodation beyond the new maturity date specified herein, and that any such renewal or further extension remains in the sole discretion of Bank. This letter constitutes the entire agreement between Bank and Borrower with respect to the maturity date extension and default waiver for the above-described credit accommodation, and supersedes all prior negotiations, discussions and correspondence concerning said extension.

Staar Surgical Company
April 1, 2001
Page 2

     Please acknowledge your acceptance of the terms and conditions contained herein by dating and signing one copy below and returning it to my attention at the above address on or before April 10, 2001.

                                                     Very truly yours,

                                                     WELLS FARGO BANK,
                                                     NATIONAL ASSOCIATION


                                                     By: Nancy Martorano
                                                         -----------------------
                                                         Nancy Martorano
                                                         Vice President

Acknowledged and accepted as of 4/2/01 :
                                ------
STAAR SURGICAL COMPANY


By: /s/ John Santos
    -----------------
Title: VP CFO

                                   EXHIBIT A

WELLS FARGO BANK                                   REVOLVING LINE OF CREIDT NOTE

$7,000,000.00
                                                         West Covina, California
                                                                October 31, 2000

     FOR VALUE RECEIVED, the undersigned Staar Surgical Company ("Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at San Gabriel Valley RCBO, 1000 Lakes Drive, Suite 250, West Covina, CA 91790, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of $7,000,000.00, or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

INTEREST:

     (a) Interest. The outstanding principal balance of this Note shall bear
         --------
interest (computed on the basis of a 360-day year, actual days elapsed) at a rate per annum equal to the Prime Rate in effect from time to time. The "Prime Rate" is a base rate that Bank from time to time establishes and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. Each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank.

     (b) Payment of Interest. Interest accrued on this Note shall be payable on
         -------------------
the 1st day of each month, commencing November 1, 2000.

     (c) Default Interest. From and after the maturity date of this Note, or
         ----------------
such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to 4% above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

     (a) Borrowing and Repayment. Borrower may from time to time during the term
         -----------------------
of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for any Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on April 1, 2001.

     (b) Advances. Advances hereunder, to the total amount of the principal sum
         --------
available hereunder, may be made by the holder at the oral or written request of
(i) John Santos, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of any Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of each Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by any Borrower.

     (c) Application of Payments. Each payment made on this Note shall be
         -----------------------
credited first, to any interest then due and second, to the outstanding principal balance hereof.

EVENTS OF DEFAULT:

     The occurrence of any of the following shall constitute an "Event of Default" under this Note:

     (a) The failure to pay any principal, interest, fees or other charges when due hereunder or under any contract, instrument or document executed in connection with this Note.

     (b) The filing of a petition by or against any Borrower, any guarantor of this Note or any general partner or joint venturer in any Borrower which is a partnership or a joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a "Third Party Obligor") under any provisions of the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time, or under any similar or other law relating to bankruptcy, insolvency, reorganization or other relief for debtors; the appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of any Borrower or Third Party Obligor; any Borrower or Third Party Obligor becomes insolvent, makes a general assignment for the benefit of creditors or is generally not paying its debts as they become due; or any attachment or like levy on any property of any Borrower or Third Party Obligor.

     (c) The death or incapacity of any individual Borrower or Third Party Obligor, or the dissolution or liquidation of any Borrower or Third Party Obligor which is a corporation, partnership, joint venture or other type of entity.

     (d) Any default in the payment or performance of any obligation, or any defined event of default, under any provisions of any contract, instrument or document pursuant to which any Borrower or Third Party Obligor has incurred any obligation for borrowed money, any purchase obligation, or any other liability of any kind to any person or entity, including the holder.

     (e) Any financial statement provided by any Borrower or Third Party Obligor to Bank proves to be incorrect, false or misleading in any material respect.

     (f) Any sale or transfer of all or a substantial or material part of the assets of any Borrower or Third Party Obligor other than in the ordinary course of its business.

     (g) Any violation or breach of any provision of, or any defined event of default under, any addendum to this Note or any loan agreement, guaranty, security agreement, deed of trust, mortgage or other document executed in connection with or securing this Note.

MISCELLANEOUS:

     (a) Remedies. Upon the occurrence of any Event of Default, the holder of
         --------
this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by each Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Each Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

     (b) Obligations Joint and Several. Should more than one person or entity
         -----------------------------
sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

     (c) Governing Law. This Note shall be governed by and construed in
         -------------
accordance with the laws of the State of California.

     IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

Staar Surgical Company


By: /s/ John Santos
    -----------------------
    John Santos,
    Chief Financial Officer